Exhibit 8.1

SIGNIFICANT SUBSIDIARIES

The table below sets forth all of our direct and indirect significant subsidiaries and the percentage of equity of each subsidiary we owned directly or indirectly as of December 31, 2011:

Name of Company	Jurisdiction of Incorporation	Percentage Owned	Description
Propimex, S. de R.L. de C.V.(1)...............................	Mexico	100.0%	Manufacturer of bottles and distributor of bottled beverages.
Controladora Interamericana de Bebidas, S.A. de C.V..	Mexico	100.0%	Holding company of manufacturers and distributors of beverages.
Spal Industria Brasileira de Bebidas, S.A...........	Brazil	97.9%	Manufacturer of cans and related products for bottling beverages and distributor of bottled beverages.
Coca-Cola FEMSA de Venezuela S.A. (formerly, Panamco Venezuela, S.A. de C.V.)..............................	Venezuela	100.0%	Manufacturer of bottles and related products for bottling beverages and distributor of bottled beverages.

(1)     On March 2, 2012, Propimex, S.A. de C.V. was converted into Propimex, S. de R.L. de C.V.  (a limited liability company).